EXHIBIT 99.1

Pac-Van, Inc. Acquires Portable Storage Assets From BBS Leasing

Indianapolis, IN, March 28, 2019 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced its acquisition on Wednesday, March 27th of the portable storage assets of BBS Leasing, LLP of Fort Worth, Texas.

“As the fourth largest MSA in the United States, the Dallas/Fort Worth area represents an enormous opportunity for Pac-Van to grow its market share by delivering its portable storage and office space solutions,” said Jody Miller, CEO and President of General Finance Corporation. “This asset acquisition adds nearly 400 units to its rental fleet and further strengthens Pac-Van’s position in Texas.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 50 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Pty Ltd Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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